EXHIBIT 10.46



FIC Insurance Group
                               Investors Life Insurance Company of North America Family Life Insurance Commpany






                                April 5, 2004

Jeffrey  Demgen  P.O.
Box   49361
Austin, Texas 78765




Dear Mr. Demgen:


After reviewing your employment agreement and the letter that you received from Gene Payne dated May 22, 2003, we have developed the following multi-part arrangement to meet the Company's obligations to you:

Salary Continuation: Under the terms of your Employment Agreement, you will receive your Base Salary ($180,000.00) payable bi-weekly in accordance with the Company's regular payroll schedule through February 26, 2006. The base salary is a gross amount, and the Company will be required to withhold deductions for Federal, State and FICA taxes.

Life and Health Insurance: Your Employment Agreement (section 3(d)) provides in part that "If for any reason, the Company is unable to make available to Employee coverage under the life insurance or the group medical insurance plans
generally  available  ....  the  Company  shall  obtain  substantially   similar
individual life insurance, and medical insurance for such individual and his family. The dollar amount of the Employee's contribution to the premiums for such individual insurance and medical insurance benefits shall not exceed the dollar amount of the contributions which would otherwise have been made by the Employee under the group life and medical plans generally available to employees of the Company."

The Company will continue to provide you and your family with Medical and Dental Coverage under the Humana and Guardian provider plans. If the Company changes these providers and you are no longer an "eligible covered participant," the Company will pay your COBRA payments for both Medical and Dental coverage through February 26, 2006. You will continue to pay the deducted employee premium portion on a bi-weekly rate for both Medical and Dental coverage(s).

The Company will continue to pay the premiums on your Univestor Level term policy with a face amount of $150,000.00. It will continue the monthly premium payments until February 26, 2006. You will continue to pay bi-weekly deductions to cover the normal premium amount applied to employee group and optional life coverage(s).

Pension Plan and 401(k) Plan Participation: You are not eligible to continue to participate in these plans. The relevant IRS regulations for these plans only allow participants to achieve service credit based on working 1,000 or more hours per year and working a minimum of 30 hours per week. The Company will instead make the following payments to you.

     401(k) Plan. In lieu of participation in the 401(k) plan, you will receive payments in the following amounts:

          For the period ended 12/31/2003       $1,800.00
          For the period ended 12/31/ 2004      $3,600.00
          For the period ended 12/31/ 2005      $3,600.00
          Total:                                $9,000.00

The payments equal the Match benefit that you would have received if you had continued participation in the 401 (k) plan as an active employee through the end of your employment contract. The payment for 2003 will be made to you immediately after you countersign and return a copy of this letter. The other two payments will be made at the end of the periods to which they apply. These payments will be considered taxable income in the year received and processed through the ADP payroll system. This additional income will be included in your W-2 information for each year received.

     Pension Plan. The Company's pension actuarial firm, Pen-Cal, Inc.-has advised the Company that the difference between your future pension benefit vvrdi a termination date of June 15, 2003, and a termination date of December 31, 2005, ils $32,505 cuv c:nt lump sum value. The Company will pay you this amount immediately after you countersign and return a copy of this letter.


Sincerely,

/s/ Sharon Rickey

Sharon Rickey
Vice President, Human Resources



Accepted and agreed;

       /s/ Jeffrey Demgen                               4/19/04
___________________________________                 _________________
Jeffrey Demgen                                      Date: